Exhibit 4.1

RANGE RESOURCES CORPORATION

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

I. PURPOSE

      The purpose of the RANGE RESOURCES CORPORATION AMENDED AND RESTATED 1999 STOCK OPTION PLAN (the “Plan”) is to provide a means through which RANGE RESOURCES CORPORATION, a Delaware corporation (the “Company”), and its affiliates may attract able persons to serve as directors or to enter the employ of the Company and its affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the Plan provides for granting Incentive Stock Options (subject to the provisions of Paragraph VII(c)), options which do not constitute Incentive Stock Options, Stock Appreciation Rights or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant or director as provided herein.

II. DEFINITIONS

      The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a)	“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization in which the Company owns, directly or indirectly, a 50% or more beneficial ownership interest.

(b)	“Award” means, individually or collectively, any Option or Stock Appreciation Right.

(c)	“Award Agreement” means any Option Agreement or Stock Appreciation Rights Agreement.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change of Control” means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

(f)	“Change of Control Value” shall mean (i) the per share price offered to Stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to Stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if the Change of Control occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee. In the event that the consideration offered to Stockholders of the Company in a Change of Control consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(g)	“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(h)	“Committee” means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and (ii) comprised solely of two or more “outside directors,” within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder.

(i)	“Company” means Range Resources Corporation, a Delaware corporation.

(i)	“Consultant” means any person who is not an employee and who is providing advisory or consulting services to the Company or any Affiliate.

(j)	“Director” means an individual elected to the Board by the Stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

(k)	An “employee” means any person (including an officer or a Director) in an employment relationship with the Company or any Affiliate.

(l)	“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Stock reported on the New York Stock Exchange Composite Tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(m)	“Holder” means an employee, Consultant or Director who has been granted an Award.

(n)	“Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

(o)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(p)	“Option” means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Stock and Options that do not constitute Incentive Stock Options to purchase Stock.

(q)	“Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

(r)	“Plan” means the Range Resources Corporation 1999 Stock Incentive Plan, as amended from time to time.

(s)	“Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(t)	“Spread” means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

(u)	“Stock” means the common stock, par value $0.01 per share, of the Company.

(v)	“Stockholder” means a holder of Stock or other security of the Company, and with respect to any matter requiring Stockholder approval, the term “Stockholder” shall mean a holder of Stock or other Company security entitled to vote on such matter.

(w)	“Stock Appreciation Right” means an Award granted under Paragraph VIII of the Plan.

(x)	“Stock Appreciation Rights Agreement” means a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

      The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the Stockholders of the Company within twelve months thereafter. Notwithstanding any provision in the Plan or in any Award Agreement, no Option or Stock Appreciation Right granted on or after the effective date of the Plan shall be exercisable prior to such Stockholder approval. No further Awards may be granted under the Plan after the expiration of ten years from the date of its adoption by the Board. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

IV. ADMINISTRATION

      (a) Committee. The Plan shall be administered by the Committee.

      (b) Powers. Subject to the express provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine which employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award, and the number of shares of Stock which may be issued under each Option or Stock Appreciation Right. In making such determinations the Committee may take into account the nature of the services rendered by the respective employees, Consultants or Directors, their present and potential contribution to the success of the Company and its Affiliates and such other factors as the Committee in its discretion shall deem relevant.

      (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

V. GRANT OF AWARDS;
SHARES SUBJECT TO THE PLAN

      (a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees, Consultants or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding, the aggregate number of shares of Stock that may be issued under the Plan shall not exceed 1,400,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 250,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Stock subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Awards that are canceled or repriced.

      (b) Stock Offered. The Stock to be offered pursuant to the grant of an Award may, at the discretion of the Committee, be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

VI. ELIGIBILITY

      Awards may be granted only to persons who, at the time of grant, are employees (including officers and Directors who are also employees) Consultants or Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or an Option that is not an Incentive Stock Option, a Stock Appreciation Right or any combination thereof.

VII. STOCK OPTIONS

      (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant.

      (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

      (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an employee of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative. Notwithstanding any provision in the Plan or in any Option Agreement, (1) no Incentive Stock Option shall be granted after the expiration of 12 months from the date of the adoption of the Plan by the Board unless the Plan has been approved by the Stockholders of the Company within such 12-month period in a manner that satisfies the requirements of section 422 of the Code and (2) any Option granted prior to the expiration of such 12-month period that was intended to constitute an Incentive Stock Option shall constitute an Option that is not an Incentive Stock Option if the Plan has not been approved by the Stockholders of the Company within such 12-month period in a manner that satisfies the requirements of section 422 of the Code.

      (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, (i) in cash or (ii) by the delivery of a number of shares of Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option pursuant to procedures established by the Committee (as the same may be amended from time to time). Such Option Agreement may also include, without limitation, provisions relating to (1) subject to the provisions hereof accelerating such vesting on a Change of Control, vesting of Options, (2) tax matters (including provisions (A) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal, state or local income tax withholding requirements and (B) dealing with any other applicable employee wage withholding requirements), and (3) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

      (e) Option Price and Payment. The price at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but, subject to adjustment as provided in Paragraph IX, such purchase price shall not be less than the Fair Market Value of a share of Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company in a manner specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

      (f) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a Stockholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

      (g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or an Affiliate of stock of the employing corporation with the result that such employing corporation becomes an Affiliate.

VIII. STOCK APPRECIATION RIGHTS

      (a) Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares of Stock under the Option as to which the Stock

Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Stock. Each Stock Appreciation Rights Agreement shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Stock Appreciation Rights.

      (b) Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price (i) shall not be less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to Paragraph VII(c)), and (ii) shall be subject to adjustment as provided in Paragraph IX.

      (c) Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

      (d) Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee. In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered.

IX. RECAPITALIZATION OR REORGANIZATION

      (a) The shares with respect to which Awards may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

      (b) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of Stock and other securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Stock then covered by such Award.

      (c) In the event of a Change of Control, and except as provided in any Award Agreement, outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable, and any Awards that are Options shall continue to be exercisable for the remainder of the applicable Option term. Notwithstanding the foregoing, the Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Stock subject to such Award, cash in an amount equal to the excess, if any, of the Change of Control Value over the exercise price, if applicable, under such Award for such share. The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

      (d) In the event of changes in the outstanding Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, a Change of Control or other relevant changes in capitalization or distributions to the holders of Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph IX, any outstanding Awards and any Award Agreements shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Stock or distribution to the holders of Stock, the aggregate number of shares available under the Plan (and the aggregate number of shares that may be granted to any one individual) may be appropriately adjusted by the Committee, whose determination shall be conclusive.

      (e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the Stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

      (f) Any adjustment provided for in the above Subparagraphs shall be subject to any required Stockholder action.

      (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

X. AMENDMENT AND TERMINATION OF THE PLAN

      The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made that would materially impair the rights of the Holder without the consent of the Holder and provided, further, that the Board may not, without approval of the Stockholders holding a majority of the votes cast at a duly called meeting of Stockholders, amend the Plan (a) to increase the maximum aggregate number of shares of Stock that may be issued under the Plan, (b) to change the class of individuals eligible to receive Awards under the Plan or (c) amend the provisions of this Paragraph X.

XII. MISCELLANEOUS

      (a) No Right to an Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an employee or Director any right to be granted an Award or any other rights hereunder except as may be evidenced by an Option Agreement or Stock Appreciation Rights Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

      (b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. Nothing contained in the Plan shall confer on any Director any right with respect to continuation of membership on the Board.

      (c) Other Laws; Withholding. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Stock shall be delivered. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

      (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, Director, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

      (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as

amended, or the rules thereunder, or (iii) with the written consent of the Committee, which may be granted in the discretion of the Committee in accordance with any applicable transfer restrictions under the Securities Act of 1933.

      (f) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet the requirements of Rule 16b-3 so that any transaction under the Plan involving a grant, award, or other acquisition from the Company or disposition to the Company is exempt from Section 16(b) of the 1934 Act. If any provision of the Plan or any such Award would result in any such transaction not being exempt from Section 16(b) of the 1934 Act, such provision or Award shall be construed or deemed amended so that such transaction will be exempt from Section 16(b) of the 1934 Act.

      (g) Facsimile Signature. Any Award Agreement or related document may be executed by facsimile signature. If any officer who shall have signed or whose facsimile signature shall have been placed upon any such Award Agreement or related document shall have ceased to be such officer before the related Award is granted by the Company, such Award may nevertheless be issued by the Company with the same effect as if such person were such officer at the date of grant.

      (h) Governing Law. This Plan shall be construed in accordance with the laws of the State of Delaware.